Exhibit 15.1

泰和泰（南京）律师事务所

Consent Letter on Oriental Culture Holding, LTD. Form 20-F

我们是东方文化 （OCG）在中国境内的法律服务供应商。针对 OCG2025 年的年报（以下称《Form 20-F》），我们负责审核《Form 20-F》内中国境内法律对公司的适用、合规和有效性，并为此提供建议；

We are Chinese legal counsel of Oriental Culture Holding, LTD. (the “Company”). For the Company’s 2025 annual report on Form 20-F, we have reviewed the application, compliance and validity of Chinese laws in the Form 20-F.

我们同意在《Form 20-F》中披露我们的名称及我们对于中国法律的相关意见。

We consent to use our name and opinions on Chinese laws in the Form 20-F.

我们同意将此函件作为《Form 20-F》的附件进行提交；

We agree to submit this letter as an exhibit to the Form 20-F;

此函件及其我们对《Form 20-F》的审核内容，不可视为我们对任何权利的放弃及任何义务的承担。

This letter and our review of the Form 20-F shall not be deemed as a waiver of any rights or assumption of any obligations.

声明：英文翻译仅供参考，中英文若有不符之处以中文为准。

泰和泰（南京）律师事务所

Tahota (Nanjing) Law Firm

律师：

Lawyer:	/s/ Pan Xiao

二〇二六年五月十四日

May 14, 2026